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                                                                       Exhibit 2

G U A R A N T E E

1.       GUARANTEE

         AL INDUSTRIER ASA of Harbitzalleen 3, 0212 Oslo (the "GUARANTOR") hereby irrevocably and unconditionally guarantee to DEN NORSKE BANK ASA of Stranden 21, Oslo, Foretaksregisteret NO 810 506 482 and GJENSIDIGE NOR SPAREBANK ASA of Kirkegaten 18, 0107 Oslo, Foretaksregisteret NO 984 851 006 (together the "BANKS") as primary obligor the due and punctual payment of all sums payable now or in the future to the Banks by AL Chemy AS (the "BORROWER") pursuant to a USD 33,000,000 Loan Facility Agreement dated the date hereof (including any renewal or prolongation thereof) (the "LOAN AGREEMENT") between the Borrower, the Banks and Den norske Bank ASA as Agent, as and when such sums shall become due and payable (whether by acceleration or at stated maturity).

2.       PAYMENT

         In the case of failure by the Borrower punctually to pay any sum due under the Loan Agreement (whether by acceleration or at stated maturity), the Guarantor hereby agrees to make such payment within 5 Banking Days of receipt of notice from the Agent.

3.       DURATION

         This Guarantee is a continuing guarantee and shall remain in force until all sums which may be or become payable by the Borrower under the Loan Agreement have been paid in full. The Norwegian Financial Agreements Act section 67, sub-section four, shall not apply.

4.       NATURE OF OBLIGATION

         The obligations of the Guarantor hereunder shall not be affected by any act, omission, or other matter which but for this provision might operate to release or otherwise exonerate the Guarantor from its obligations hereunder or affect such obligations including, without limitation and whether or not known to the Guarantor or the Banks:

         (i) any time or indulgence granted to, or composition with, the Borrower or any other person;

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         (ii)    the taking, variation, compromise, renewal or release of, or refusal or neglect to perfect or enforce, any rights, remedies or securities against the Borrower or any other person;

         (iii) any legal limitation or other circumstances relating to the Borrower;

         (iv) any unenforceability or invalidity of any obligations of the Borrower or any other person under the Loan Agreement;

         (v) any omission to notify the Guarantor of any default under the Loan Agreement or any other fact or circumstance.


5.     CLAIM AGAINST BORROWER

       The Guarantor shall not, until all the Borrower's liabilities under the Loan Agreement have been fully performed or satisfied (i) demand payment from the Borrower of amounts paid hereunder without the written consent of the Banks or (ii) prove in the liquidation or insolvency of the Borrower without the written consent of the Banks in respect of any monies paid or payable or contingently payable by the Guarantor under this Guarantee, and if such consent is given shall give the Banks the benefit of every such proof and all monies to be received in respect thereof.

6.     OTHER SECURITY

       The Guarantor shall not be entitled to require the Banks first to proceed against or enforce any other guarantee or any security of, or claim payment from, the Borrower or any other person.

7.     REPRESENTATIONS

       The Guarantor represents to the Banks that it is duly formed and validly existing under the laws of Norway and that this Guarantee constitutes valid, binding and enforceable obligations of the Guarantor.

8.     PREVIOUSLY INCURRED OBLIGATIONS

       The obligations of the Borrower covered by this Guarantee comprise liabilities incurred prior to the issuance hereof.

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9.     TAXES

       All payments of principal, interest or any other amounts payable hereunder, shall be made without set off or counterclaim and free and clear of and without deduction or withholding for any taxes or charges whatsoever. In the event any such deduction or withholding is required by law, the Guarantor shall pay such additional amount as will result in the Banks receiving the full amount due to it hereunder.

10.    ASSIGNMENT

       This Guarantee may be assigned in connection with an assignment effected by any Bank pursuant to the terms and conditions of the Loan Agreement. Suchs assignment shall not require the consent of the Guarantor.

11.    GOVERNING LAW

       This Guarantee shall be governed by and construed in accordance with Norwegian law.

29 October 2002


AL INDUSTRIER ASA


By .................................................................
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